Exhibit 99.1

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS FIRST QUARTER RESULTS

Atlanta, Georgia, April 22, 2008 / PRNewswire -- FirstCall / -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, reported its first quarter fiscal 2008 results.

First Quarter of Fiscal 2008 compared to First Quarter of Fiscal 2007

Consolidated net sales increased 3.1% to $330.0 million.  Net sales of the Company’s Carter’s brands increased 7.2% to $267.2 million.  Net sales of the Company’s OshKosh brand decreased 11.3% to $62.8 million.

Consolidated retail store sales increased 8.4% to $130.8 million.  Carter’s retail store sales increased 15.5% to $86.4 million, driven by a comparable store sales increase of 12.3%, or $9.2 million, and sales of $2.7 million from new Carter’s stores opened since the first quarter of fiscal 2007.  OshKosh retail store sales decreased 3.2% to $44.4 million, due to a comparable store sales decrease of 6.6%, or $3.0 million, partially offset by sales of $1.9 million from new OshKosh stores opened since the first quarter of fiscal 2007.

In the first quarter of fiscal 2008, the Company opened one Carter’s retail store.  As of March 29, 2008, the Company had 229 Carter’s stores and 163 OshKosh stores.  The Company plans to open a total of 25 Carter’s stores and two OshKosh stores during fiscal 2008.  The Company also plans to close five Carter’s stores and three OshKosh stores during fiscal 2008.

The Company’s wholesale sales decreased 1.0% to $136.3 million.  Carter’s wholesale sales increased $5.2 million, or 4.6%, to $117.8 million, due primarily to the timing of demand.  OshKosh wholesale sales decreased $6.5 million, or 26.2%, to $18.4 million.

The Company’s mass channel sales, which are comprised of sales of our Just One Year brand to Target and Child of Mine brand to Wal-Mart, increased 1.8% to $62.9 million.  Sales of our Just One Year brand increased $4.8 million, or 21.1%, to $27.5 million, while sales of our Child of Mine brand decreased $3.7 million, or 9.4%, to $35.4 million.

Consolidated operating income in the first quarter of fiscal 2008 decreased $0.6 million, or 2.9%, to $20.6 million compared to the first quarter of fiscal 2007.  Compared to our adjusted operating income in the first quarter of fiscal 2007, which excludes facility closure costs of $6.0 million, as reconciled below, our first quarter fiscal 2008 operating income decreased $6.6 million, or 24%.  This decrease was due primarily to a decline in gross margin in our OshKosh retail stores resulting from Fall and Holiday product performance, higher provisions for excess inventory, particularly in our OshKosh retail and mass channel segments, and lower margins on certain mass channel products.

Income tax expense for the first quarter of fiscal 2008 includes a benefit of $1.6 million resulting from the reversal of income tax reserves following the completion of recent tax audits.

In the first quarter of fiscal 2008, net income was $11.6 million, or $0.19 per diluted share, compared to $9.6 million, or $0.16 per diluted share, in the first quarter of fiscal 2007.  Excluding facility closure costs, as reconciled below, our adjusted net income for the first quarter of fiscal 2007 was $13.3 million, or $0.22 per diluted share.  Net income for the first quarter of fiscal 2008, as compared to adjusted net income for the first quarter of fiscal 2007 decreased $1.8 million, or 13.5%, and diluted earnings per share decreased 13.6%.

“The retail environment continues to be very uncertain.  Most of our wholesale customers have taken a more cautious outlook for 2008, which has impacted their demand for our products.  While we believe spending in the young children’s segment is less discretionary than other apparel segments, it has been impacted by the overall downturn in the economy and slowdown in consumer spending,” noted Fred Rowan, Chairman and CEO.

“We continue to be very encouraged by the performance of our Carter’s retail segment in this environment, with comparable store sales up over 12%.  Our Carter’s retail store performance helped to partially offset the continued weakness in our OshKosh segments and disappointing performance of our Child of Mine brand,” continued Mr. Rowan.

“We’ve made significant investments in our OshKosh merchandising and retail teams to successfully execute the OshKosh turnaround strategy and have a better Child of Mine product offering launching in June 2008.  It’s unclear how long this market will remain uncertain.  In the meantime, we will continue to focus on the things we can improve, including executing a far more comprehensive and impactful model to improve the competitiveness of our business.”

The reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for closure costs is as follows:

	(dollars in millions, except EPS)
	Three-month period ended March 31, 2007
	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$21.2	$9.6	$0.16

Distribution facility closure costs (a)	4.5	2.8	0.05
Accelerated depreciation (b)	1.5	0.9	0.01

Income, as adjusted (c)	$27.2	$13.3	$0.22

(a)	Costs associated with the closure of the OshKosh distribution facility.

(b)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the OshKosh distribution facility.

(c)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a more meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

Net cash provided by operating activities in the first quarter of fiscal 2008 was $28.9 million compared to $6.7 million in the first quarter of fiscal 2007, driven largely by changes in inventory levels.

In connection with the Company’s $100 million share repurchase program, during the first quarter of fiscal 2008, the Company repurchased 674,358 shares of its common stock for approximately $10 million at an average price of $14.86 per share.

Quarterly Conference Call

The Company will broadcast its quarterly conference call on April 23, 2008 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 1-913-981-5588.  To listen to the live broadcast over the internet, please log on to www.carters.com, click on “Investor Relations,” and click on the link “First Quarter Conference Call.”  A replay of the call will be available shortly after the broadcast through May 2, 2008, at 1-719-457-0820, passcode 5470912.  This replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2008 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect from our acquisition of OshKosh B’Gosh, Inc., which could impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business.  These risks are further described in our most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended
	March 29, 2008	March 31, 2007
Net sales:
Wholesale:
Carter’s	$117,832	$112,653
OshKosh	18,449	24,993
Total Wholesale sales	136,281	137,646
Retail:
Carter’s	86,402	74,826
OshKosh	44,365	45,848
Total Retail sales	130,767	120,674
Mass Channel	62,924	61,808
Total net sales	329,972	320,128
Cost of goods sold	225,057	213,748
Gross profit	104,915	106,380
Selling, general, and administrative expenses	92,276	88,246
Closure costs	--	4,507
Royalty income	(7,914)	(7,545)
Operating income	20,553	21,172
Interest expense, net	4,520	5,728
Income before income taxes	16,033	15,444
Provision for income taxes	4,474	5,833
Net income	$11,559	$9,611

Basic net income per common share	$0.20	$0.16

Diluted net income per common share	$0.19	$0.16

Basic weighted-average number of shares outstanding	57,215,027	58,447,494

Diluted weighted-average number of shares outstanding	59,306,222	61,210,621

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)
	March 29, 2008	December 29, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$65,546	$49,012	$41,750
Accounts receivable, net	128,501	119,707	116,864
Inventories, net	174,232	225,494	159,574
Assets held for sale	6,109	6,109	--
Prepaid expenses and other current assets	10,285	9,093	11,919
Deferred income taxes	25,293	24,234	18,905
Total current assets	409,966	433,649	349,012

Property, plant, and equipment, net	71,557	75,053	80,972
Tradenames	306,733	308,233	322,233
Cost in excess of fair value of net assets acquired	136,570	136,570	279,756
Deferred debt issuance costs, net	4,463	4,743	5,611
Licensing agreements, net	8,001	8,915	11,831
Leasehold interests, net	568	684	1,035
Other assets	7,193	6,821	10,540
Total assets	$945,051	$974,668	$1,060,990
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,379	$3,503	$2,627
Accounts payable	30,097	56,589	41,036
Other current liabilities	45,425	46,666	43,576
Total current liabilities	79,901	106,758	87,239

Long-term debt	337,150	338,026	341,529
Deferred income taxes	114,177	113,706	120,640
Other long-term liabilities	30,998	34,049	32,347

Total liabilities	562,226	592,539	581,755

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at March 29, 2008, December 29, 2007, and March 31, 2007	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 57,008,933, 57,663,315, and 57,790,640 shares issued and outstanding at March 29, 2008, December 29, 2007, and March 31, 2007, respectively	570	576	578
Additional paid-in capital	223,778	232,356	247,075
Accumulated other comprehensive income	392	2,671	4,827
Retained earnings	158,085	146,526	226,755

Total stockholders’ equity	382,825	382,129	479,235

Total liabilities and stockholders’ equity	$945,051	$974,668	$1,060,990